Exhibit 4.17.1

Seadrill Limited
C/o: Seadrill Management Ltd.
2nd Floor Building 11
Chiswick Business Park
566 Chiswick high Road
London W4 5YS
United Kingdom
Fax: +44 (0) 20 8811 4701
Attn: Head of Treasury
18 June 2015

RE: SEADRILL LIMITED - US$ 440,000,000 SENIOR SECURED CREDIT FACILITY AGREEMENT DATED 4 DECEMBER 2012, AS IT MAY BE AMENDED FROM TIME TO TIME (THE “LOAN AGREEMENT”) – CONSENT LETTER
Reference is made to the Loan Agreement and to a letter dated 11 March 2015, whereby you request that the Leverage Ratio is amended on the terms as set out therein (the “Leverage Ratio Request”).
Capitalised terms used but not defined or amended in this Consent Letter (the “Consent Letter”) shall have the meaning assigned to such terms in the Loan Agreement.
1. CONSENT
We, the undersigned, acting as Agent with the consent and authorisation of the Lenders, hereby consent to the Leverage Ratio Request, such consent to become effective when the conditions in Clause 2 (Conditions) have been met.
The following amendments will be made to the Loan Agreement once the conditions in Clause 2 (Conditions) have been met in order to reflect such consent.
1.1 The following new definitions shall be added to Clause 1.1 (Definitions):
““Reinstated Leverage Ratio Covenant Date” has the meaning given to that term in clause 22.2 (Leverage Ratio).”
““Step-up Margin” means;
(a) if the Leverage Ratio is from 4.50:1 up to and including 4.99:1; 0.125 per cent per annum;
(b) if the Leverage Ratio is from and including 5.00:1 up to and including 5.49:1; 0.250 per cent per annum;
(c) if the Leverage Ratio is from and including 5.50:1 up to and including 6.00:1; 0,750 per cent per annum, the Leverage Ratio to be based on the Compliance Certificate latest delivered pursuant to Clause 21.2 (Compliance Certificate), and will be calculated with two decimals rounded up or down as appropriate. The Step-up Margin will apply from 1 July 2015 until the Reinstated Leverage Ratio Covenant Date. The Step-up Margin will apply for the financial quarter for which that Compliance Certificate relates, and be payable on the first Interest Payment Date following the Compliance Certificate latest delivered. For the avoidance of doubt, the final Step-up Margin payment shall be made on the first Interest Payment Date following the provision of the Compliance Certificate in relation to (a) the financial quarter ending

31 December 2016 or (b) if the Reinstated Leverage Ratio Covenant Date occurs prior to 31 December 2016, the first financial quarter ending after the Reinstated Leverage Ratio Covenant Date. In the event of a change to a Lender during a financial quarter or prior to the Step-up Margin in respect of a financial quarter being paid, the applicable Step-up Margin will be payable to the Lender that is a Lender on the date on which the Step-up Margin is paid by the Borrower.”
1.2 The definition of “Applicable Margin” shall be amended to read:
““Applicable Margin” means the aggregate of;

a.	3.25 per cent per annum; and

b.	From and including 1 July 2015 until the Reinstated Leverage Ratio Covenant Date, the Step-up Margin (if applicable).”
1.3 A new clause 7.3.8 shall be inserted into the Loan Agreement as follows:
“7.3.8    Step-up Margin
In the event of any prepayment of the Loan prior to any applicable Step-up Margin being paid, the Borrowers shall provide to the Agent such information as the Agent requires in order to calculate the Step-up Margin which will be payable in respect of the amount prepaid and the amount so calculated, which shall be conclusive and binding upon the Borrowers in the absence of any manifest error, shall be paid together with the amount prepaid and therefore such amount shall be deducted from the Step-up Margin payment on the relevant Interest Payment Date for the financial quarter in which the prepayment occurred.”
1.4 Clause 22.2 (Leverage Ratio) shall be amended to read as follows:
“The Parent will procure that the Leverage Ratio of the Group will not exceed:

a.	for the period from and including the financial quarter starting on 1 July 2015 until and including the financial quarter ending on 30 September 2016; 6.0:1;

b.	for the period from and including the financial quarter starting on 1 October 2016 until and including the financial quarter ending on 31 December 2016; 5.5:1; and

c.
for the period prior to 1 July 2015 and for the period from and including the earlier of (i) the financial quarter starting on 1 January 2017 or (ii) such earlier date on which the Borrower (at its discretion) notifies the Agent of a reset of the Leverage Ratio covenant to 4.5:1 (the “Reinstated Leverage Ratio Covenant Date”) until the end of the term of this Agreement; 4.5:1.”

Schedule 5 (Form of Compliance Certificate) Clause 1.2 (Leverage Ratio) shall be amended to read as follows:
“    Leverage Ratio
The Leverage Ratio of the Group was [ ] while the Leverage Ratio is required not to exceed [4.5:1/ 5.5:1/ 6.0:1].”
CONDITIONS
The consent granted pursuant to this Consent Letter shall be subject to:

1.	The acknowledgement and agreement by the Parent of the terms set out in this Consent Letter.

2.
No other lenders and/ or other financial institutions in any other facilities are granted higher compensation or more favourable terms than what is granted to the Finance Parties in the Consent Letter. By the Parent’s agreement to this Consent Letter the Parent agrees that if, subsequent to this Consent Letter becoming effective, higher compensation or more favourable terms are granted to any other lenders and/ or other financial institutions in any other facilities that are not already set out in the Leverage Ratio Request, the Parent will enter into such documents as the Agent may require in order to reflect such higher compensation or more favourable terms in this Consent Letter.

3.
The Parent’s undertaking to the Agent on behalf of the Finance Parties, which shall be considered given by its acceptance of this Consent Letter, that from and including 1 July 2015 and until the Reinstated Leverage Ratio Covenant Date the Parent shall, irrespective of any term of the Finance Documents to the contrary, not make any dividend payments, enter into new total return swaps (for the avoidance of doubt, excluding roll-over of existing total return swaps) or enter into similar transactions with similar effect or buy back any shares

3. FEES

a.
The Borrower will pay a fee to the Lenders and financial institutions who approve the terms of the Leverage Ratio Request within the timeframe, of 5 basis points calculated on the lenders’ available and outstanding Commitment.

b.	The fee set out in this Clause 3 shall be payable within 5 Business Days of the later of (i) the Agent signing this Consent letter and (ii) the Parent’s acknowledgement of the same.
4. LENDERS’ RIGHTS
This Consent Letter shall be without prejudice to the Agent’s (on behalf of each of the Finance Parties) and the other Finance Parties’ other rights and remedies it may now or subsequently have or get. This Consent Letter does not constitute a waiver of any other right or remedy of any of the Finance Parties.
5. CONTINUING AGREEMENT, FINANCE DOCUMENT
Except as consented to pursuant to this Consent Letter, the provisions of the Finance Documents including the Loan Agreement and Security Documents shall continue in full force and effect including that the Obligors’ obligations under the Security Documents and Clause 18 (Guarantee and Indemnity) shall extend to the Loan Agreement as amended by this Consent letter. The consent granted in this Consent Letter does not extend to any matter other than expressly set out in this Consent Letter.
This Consent Letter shall constitute a “Finance Document” for the purposes of the Loan Agreement.
This Consent Letter and any non-contractual obligations connected with it shall be governed by and construed in accordance with English law. Any disputes resulting from this Consent Letter will be resolved in accordance with the terms of the Loan Agreement applicable to dispute resolution. These terms are incorporated to this Consent Letter by reference as if set out in full in this Consent Letter.

The Agent (on behalf of the Lenders):

Citibank International Limited
By: /s/ Steve Wright
Name: Steve Wright
Title: Vice President

* * *

CONSENT:
In consideration of your agreement to the requests made by us in the Leverage Ratio Request and other good and valuable consideration which we have received, we acknowledge receipt of and consent and agree to the terms and conditions of the Consent Letter dated 18 June 2015. Further we confirm that, notwithstanding the agreements contained in the Consent Letter, the provisions of the Loan Agreement and the other Security Documents continue in full force and effect and our respective obligations under the Loan Agreement and each of the other Security Documents to which we are a party are and shall remain in full force and effect. This confirmation is given on our behalf and, in accordance with clause 2.4 (Parent Authority) of the Loan Agreement, on behalf of the other Obligors.
Date: 18 June 2015

The Parent (on behalf of itself and as the Obligors’ agent pursuant to Clause 2.4 (Parent’s Authority) of the Loan Agreement:

Seadrill Limited
By: /s/ Jonas Ytreland
Name: Jonas Ytreland
Title: VP Treasury and Financing Seadrill Management Ltd